Exhibit 99.3

FORM OF VOTING PROXY

This irrevocable Voting Proxy (this “Proxy”) is made to be effective as of [__] by the undersigned unitholder (the “Unitholder”).

R E C I T A L S:

WHEREAS, the Unitholder is a member of [__] (the “Company”), and owns, beneficially and of record, [__] Units in the Company (the “Units” and, together with any other units or equity securities of the Company or its successor now owned or hereafter acquired by the Unitholder, the “Company Securities”); and

WHEREAS, the Unitholder desires to grant to Monument & Cathedral Holdings, Inc., a Maryland corporation (“Monument”), the Proxy granted pursuant hereto, as set forth herein.

NOW, THEREFORE,

1.   Appointment. The Unitholder does hereby appoint Monument as the Unitholder’s agent and proxy, with full power of substitution, to vote the Company Securities.

2.   General Voting Proxy. This Proxy is a continuing general voting proxy and is not limited to any specific matter and is not limited to any number of uses. Monument has the power and authority by this Proxy to vote the Company Securities as it sees fit, in any and all matters which may, from time to time, be voted upon by the members of the Company. This Proxy is coupled with an interest, and is given as a condition precedent to the transfer of the Units by Monument to the Unitholder.

3.   Term. This Proxy shall remain in full force and effect with respect to the Company Securities in perpetuity, including, for the avoidance of doubt, upon a transfer of the Company Securities, and may not be revoked by the undersigned (or any transferee of the Company Securities); provided, that this Proxy shall terminate upon (i) a transfer of the Company Securities to Monument, (ii) a transfer of the Company Securities to the Company, or (iii) at such other time (e.g., upon a sale to a strategic partner) as consented to by Monument, the Unitholder and the Board of Managers of the Company.

[Name]